Exhibit (a)(1)

TIVO SOLUTIONS INC.

FUNDAMENTAL CHANGE NOTICE AND

OFFER TO REPURCHASE FOR CASH

ANY AND ALL OF THE OUTSTANDING

2% CONVERTIBLE SENIOR NOTES DUE 2021

(CUSIP NO. 888706 AF5)

The tender offer will expire at 5:00 p.m., New York City time, on October 11, 2016, unless extended by TiVo Solutions Inc. (f/k/a TiVo Inc.) (such date and time, as the same may be extended, the “Expiration Time”). Holders of the Notes (as defined below) must validly tender their Notes, and not validly withdraw their Notes, at or prior to the Expiration Date to be eligible to receive the Fundamental Change Repurchase Price (as defined below). Notes tendered may be withdrawn at any time prior to the Expiration Date.

TiVo Solutions Inc., a Delaware corporation (f/k/a TiVo Inc.) (the “Company”), in accordance with the Indenture (as defined herein), hereby provides this Fundamental Change Notice and Offer to Repurchase (as such notice and offer may be amended or supplemented, this “Fundamental Change Notice”) to the holders (each, a “Holder”) of the 2% Convertible Senior Notes due 2021 (the “Notes”) of the Company and offers to repurchase for cash all of the outstanding Notes, subject to the terms and conditions of this Fundamental Change Notice, the Indenture and the Notes (the “Offer”). This Fundamental Change Notice is being provided in connection with the merger (the “Merger”) of Titan Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (as defined herein) (“Titan”), with and into the Company, whereby the Company became a wholly owned subsidiary of Parent. The Merger was pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 28, 2016, by and among Rovi Corporation (“Rovi”), the Company, TiVo Corporation, a Delaware corporation (f/k/a Titan Technologies Corporation) (“Parent”), Nova Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Nova”), and Titan. Immediately prior to the Merger, Nova merged with and into Rovi and Rovi became a wholly owned subsidiary of Parent (the “Rovi Merger”). The effective date of the Merger was September 7, 2016 (the “Effective Date”). On the Effective Date, each outstanding share of the Company’s common stock, par value $0.01 per share (“Company common stock”), was converted into the right to receive 0.3853 shares of Parent’s common stock, par value $0.001 per share (“Parent common stock”) and $2.75 (such stock and cash, “Reference Property”). The Merger constituted both a “Fundamental Change” and a “Make-Whole Fundamental Change” under the Indenture (as defined herein) relating to the Notes; however, no increase in the conversion rate for the Notes will apply as a result of the Make-Whole Fundamental Change.

Each Holder has, subject to certain conditions, the right to:

•	in connection with the Fundamental Change, require the Company to repurchase (the “Repurchase Right”) for cash all of such Holder’s Notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, on October 12, 2016 (as such date may be extended, the “Fundamental Change Repurchase Date”) at a repurchase price equal to 100% of the principal amount of such Notes or such portion of the principal amount of Notes, as applicable, plus accrued and unpaid interest, if any, thereon up to but excluding the Fundamental Change Repurchase Date (the “Fundamental Change Repurchase Price”);

•	in connection with the Fundamental Change, elect to convert its Notes into 56.1073 units of Reference Property, corresponding to an aggregate of 21.6181 shares of Parent common stock and $154.30 per $1,000 principal amount of Notes (the “Conversion Rate”), at any time prior to the close of business on the Fundamental Change Repurchase Date, but subject to the Company’s right to elect to settle such conversion in cash, units of Reference Property or any combination of the foregoing pursuant to Article 10 of the Indenture – A Holder may not convert any Notes surrendered for repurchase hereunder unless such Holder has withdrawn such Notes in accordance with the procedures described in this Fundamental Change Notice; or

•	retain all of such Holder’s Notes, or any portion of the principal amount thereof not surrendered in connection with the Repurchase Right or converted in connection with the Fundamental Change, through maturity on October 1, 2021 (the “Maturity Date”), maintaining the right, until the close of business on September 29, 2021, to convert such Notes into units of Reference Property at the Conversion Rate;

in each case, as more fully described herein. This Fundamental Change Notice is being made pursuant to the Indenture, dated as of September 22, 2014 (as amended, supplemented or otherwise modified from time to time (the “Indenture”), including by the First Supplemental Indenture, dated as of September 7, 2016 (the “First Supplemental Indenture”), among the Company, Wells Fargo Bank, National Association, as trustee (referred to herein alternatively as the “Trustee,” the “Conversion Agent” or the “Paying Agent”), and with respect to the First Supplemental Indenture, Parent.

To exercise your right to require the Company to repurchase your Notes, you must validly tender the Notes to the Paying Agent prior to 5:00 p.m., New York City time, on October 11, 2016 (the “Expiration Time”). Notes tendered may be withdrawn at any time prior to the Expiration Time as further described herein. The right of Holders to surrender Notes for repurchase in the Offer expires at the Expiration Time. The Trustee has informed the Company that, as of the date of this Fundamental Change Notice, all custodians and beneficial holders of the Notes hold such Notes through The Depository Trust Company (“DTC”) accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for repurchase hereunder must be delivered in accordance with the transmittal procedures of DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and conditions of ATOP.

The name and addresses of the Trustee, the Paying Agent and the Conversion Agent is as follows:

Registered & Certified Mail:	Regular Mail or Courier:	In Person by Hand Only:
Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association
Corporate Trust Operations	Corporate Trust Operations	Corporate Trust Services
MAC N9300-070	MAC N9300-070	MAC N9300-070
600 South Fourth Street	600 South Fourth Street	600 South Fourth Street
Minneapolis, MN 55402	Minneapolis, MN 55402	Minneapolis, MN 55402

Or

By Facsimile Transmission:

(612) 667-6282

Telephone:

(800) 344-5128

The date of this Fundamental Change Notice is September 13, 2016.

No person has been authorized to give any information or to make any representations other than those contained in this Fundamental Change Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Fundamental Change Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The information contained in this Fundamental Change Notice is as of the date hereof. If circumstances constituting a material change to the information in this Fundamental Change Notice occur following the date hereof, the Company will promptly disclose such material change by means of a public announcement or a supplement to this Fundamental Change Notice that will be distributed to Holders and, if required by law, will extend the Expiration Date. None of the Company, any of its affiliates, officers, directors, employees or agents, the Trustee, the Paying Agent or the Conversion Agent makes any representation or recommendation as to whether Holders should tender or refrain from tendering Notes for repurchase pursuant to the Offer. Each Holder should consult its legal, financial and tax advisors and make its own decision as to whether to tender Notes for repurchase and, if so, the principal amount of Notes to tender.

2

TO HOLDERS OF

2% CONVERTIBLE SENIOR NOTES DUE 2021

(CUSIP NO. 888706 AF5)

OF TIVO SOLUTIONS INC.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Offer. To understand the Offer fully and for a more complete description of the terms of the Offer, the Company urges you to read carefully the remainder of this Fundamental Change Notice because the information in this summary is not complete and this document contains additional important information. The Company has included section references to direct you to a more complete description of the topics in this summary.

Who is offering to repurchase my Notes?

The Company is offering, at the option of each Holder, to repurchase the outstanding Notes, subject to the terms and conditions of this Fundamental Change Notice, the Indenture and the Notes. The Company’s principal executive offices are located at 2160 Gold Street, San Jose, California 95002, and its telephone number at that location is (408) 519-9100. See Section 1, “Important Information Concerning the Offer—Information Concerning the Company.”

Why is the Company offering to repurchase my Notes?

As a result of the Merger, a Fundamental Change (as defined in the Indenture) occurred on September 7, 2016. The Company is offering to repurchase the Notes to satisfy its contractual obligation under Section 3.02 of the Indenture, which requires the Company to offer to repurchase any outstanding Notes for cash following a Fundamental Change at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid Interest to, but excluding the applicable date of repurchase.

What Notes are you offering to repurchase?

The Company is offering to repurchase, at the option of each Holder, all of such Holder’s Notes, or any portion thereof if the principal amount of that portion is $1,000 or an integral multiple of $1,000. As of September 13, 2016, there was $230,000,000 aggregate principal amount of the Notes outstanding. See Section 2, “Important Information Concerning the Offer—Information Concerning the Notes.”

When does the Offer expire?

The Offer expires at 5:00 p.m., New York City time, on October 11, 2016, unless we extend it. See Section 2, “Important Information Concerning the Offer—Information Concerning the Notes.”

How is the Offer being financed?

The total amount of funds the Company needs to repurchase all of the Notes pursuant to the Offer and to pay related fees and expenses is estimated to be approximately $230.28 million (assuming 100% of the outstanding principal amount of Notes are tendered and accepted for payment). The Company expects to fund the Offer with available cash on hand. See Section 9, “Important Information Concerning the Offer—Source and Amount of Funds.”

How can I determine the market value of the Notes?

There is no established reporting system or market for trading in the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the market price for the Parent common stock, the Parent’s operating results (including the Company’s operating results) and the market for similar securities. See Section 2, “Important Information Concerning the Offer—Information Concerning the Notes.”

What are the conditions to the repurchase by the Company of the Notes?

The repurchase by the Company of Notes that are validly tendered and not withdrawn pursuant to the Offer is not subject to any condition other than such repurchase being lawful and the satisfaction of the procedural requirements described in this Fundamental Change Notice. See Section 11, “Important Information Concerning the Offer—Conditions of the Offer.”

Is the Company making any recommendation about the Offer?

None of the Company, any of its affiliates, officers, directors, employees or agents, the Trustee, the Paying Agent or the Conversion Agent makes any representation or recommendation as to whether Holders should tender or refrain from tendering Notes for repurchase pursuant to the Offer. Each Holder should consult its legal, financial and tax advisors and make its own decision as to whether to tender Notes for repurchase and, if so, the principal amount of Notes to tender.

How do I tender my Notes?

There are three ways to tender your Notes:

•	If your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee if you desire to surrender your Notes and instruct such nominee to surrender the Notes on your behalf through the transmittal procedures of DTC.

•	If you are a DTC participant, you should surrender your Notes electronically through ATOP, subject to the terms and procedures of ATOP.

•	While the Trustee has informed us that there are currently no certificated Notes in non-global form, in the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to tender Notes pursuant to the Offer and holds physical certificates evidencing such Notes must complete and sign a repurchase election notice in the form attached hereto as Annex I (a “Repurchase Notice”), have the signature thereon guaranteed and deliver such manually signed Repurchase Notice, together with the certificates evidencing the Notes being tendered and all necessary endorsements, to the Paying Agent.

By surrendering your Notes through the transmittal procedures of DTC or to the Paying Agent, as applicable, you agree to be bound by the terms of the Offer set forth in this Fundamental Change Notice. You bear the risk of untimely surrender of your Notes. You must allow for completion of the necessary DTC procedures before the Expiration Time. By tendering your Notes through the transmittal procedures set forth above, you agree to be bound by the terms of the Offer. See Section 3, “Important Information Concerning the Offer—Procedures to Be Followed by Holders Electing to Tender Notes for Repurchase.”

If I tender my Notes, when will I receive payment for them?

The Company is obligated to repurchase all Notes validly tendered for repurchase and not withdrawn, at the option of each Holder, on the later of the Fundamental Change Repurchase Date and the time of the book-entry transfer or delivery of the Notes. Prior to 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date, the Company shall deposit with the Paying Agent an amount of cash (in immediately available funds), sufficient to pay the aggregate Fundamental Change Repurchase Price of all the Notes or portions thereof that are to be repurchased as of the Fundamental Change Repurchase Date, after which the Paying Agent will cause the cash to be distributed to each record Holder who has validly tendered its Notes and not validly withdrawn such Notes at or prior to the Expiration Time. As applicable for Notes held in global form, DTC will thereafter distribute the cash to its participants in accordance with its procedures. Under no circumstances will any additional amount be paid by the Company or the Paying Agent by reason of any delay in making such payment. See Section 5, “Important Information Concerning the Offer—Payment for Tendered Notes.”

Until what time can I withdraw previously tendered Notes?

You can withdraw Notes previously tendered for repurchase at any time until the Expiration Time. See Section 4, “Important Information Concerning the Offer—Right of Withdrawal.”

How do I withdraw previously tendered Notes?

To validly withdraw Notes previously tendered in the Offer, you must either (i) if your Notes are certificated, deliver an executed written notice of withdrawal substantially in the form attached hereto as Annex II to the Paying Agent no later than the Expiration Time by means of a letter or telegram, telex or facsimile transmission (receipt of which is confirmed and promptly followed by a letter), or (ii) if your Notes are not certificated, withdraw the Notes through the procedures of DTC no later than the Expiration Time.

You may not rescind a withdrawal of tendered Notes. However, you may retender your Notes by following the proper tender procedures. Any Notes properly withdrawn will be deemed to be not validly tendered for purposes of the Offer. Withdrawals of Notes can be accomplished only in accordance with the foregoing procedures. See Section 4, “Important Information Concerning the Offer—Right of Withdrawal.”

Do I need to do anything if I do not wish to tender my Notes for repurchase?

No. If you do not tender your Notes at or before the expiration of the Offer at the Expiration Time, the Company will not repurchase your Notes and such Notes will remain outstanding subject to the existing terms of the Indenture and the Notes. See Section 3, “Important Information Concerning the Offer—Procedures to Be Followed by Holders Electing to Tender Notes for Repurchase.”

If I choose to tender my Notes for repurchase, do I have to tender all of my Notes?

No. You may tender all of your Notes, a portion of your Notes or none of your Notes for repurchase. If you wish to tender a portion of your Notes for repurchase, however, you must tender your Notes in a principal amount of $1,000 or an integral multiple of $1,000 thereof. See Section 3, “Important Information Concerning the Offer—Procedures to Be Followed by Holders Electing to Tender Notes for Repurchase.”

If I do not tender my Notes for repurchase, will I continue to be able to exercise my conversion rights?

Yes. If you do not exercise your right to sell Notes under this Offer and the Notes are otherwise convertible pursuant to Article 10 of the Indenture and the terms of the Notes, you may be entitled to have your Notes converted into units of Reference Property, subject to the Company’s right to elect to settle such conversion in cash, units of Reference Property or any combination of the foregoing pursuant to Article 10 of the Indenture. See Section 2.3, “Important Information Concerning the Offer—Information Concerning the Notes—Conversion Rights of the Notes.”

Are my Notes currently convertible?

Yes. The Notes are convertible at any time prior to the close of business on the Fundamental Change Repurchase Date.

Does any increase to the Conversion Rate apply as a result of the Make-Whole Fundamental Change?

The Merger constituted a Make-Whole Fundamental Change. However, the average of the Last Reported Sale Price of the Company’s common stock for the five consecutive trading days immediately prior to the Effective Date was less than $13.71 per share. As a result, the Conversion Rate will not be increased as a result of the Make-Whole Fundamental Change.

If I am a United States resident for United States federal income tax purposes, will I have to pay taxes if I tender my Notes for repurchase in the Offer?

The receipt of cash in exchange for Notes pursuant to the Offer will be a taxable transaction for United States federal income tax purposes and you may recognize gain, income, loss or deduction. You should consult with your own tax advisor regarding the actual tax consequences to you. See Section 13, “Important Information Concerning the Offer—Material United States Tax Considerations.”

Who is the Paying Agent?

Wells Fargo Bank, National Association, the Trustee under the Indenture, is also serving as the Paying Agent in connection with the Offer. Its addresses and telephone and facsimile numbers are set forth below and on the front cover page of this Fundamental Change Notice. See Section 2, “Important Information Concerning the Offer—Information Concerning the Notes.”

Who can I talk to if I have questions about the Offer?

Questions and requests for assistance in connection with the tender of Notes for repurchase in the Offer may be directed to the Trustee and the Paying Agent at the following address, telephone number and facsimile number:

Registered & Certified Mail:	Regular Mail or Courier:	In Person by Hand Only:
Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association
Corporate Trust Operations	Corporate Trust Operations	Corporate Trust Services
MAC N9300-070	MAC N9300-070	MAC N9300-070
600 South Fourth Street	600 South Fourth Street	600 South Fourth Street
Minneapolis, MN 55402	Minneapolis, MN 55402	Minneapolis, MN 55402

Or

By Facsimile Transmission:

(612) 667-6282

Telephone:

(800) 344-5128

IMPORTANT INFORMATION CONCERNING THE OFFER

1. Information Concerning the Company. The Company’s principal executive offices are located at 2160 Gold Street, San Jose, California 95002, and its telephone number at that location is (408) 519-9100.

The Company is offering, at the option of each Holder of the Notes, to repurchase the Notes, subject to the terms and conditions of this Fundamental Change Notice, the Indenture and the Notes.

2. Information Concerning the Notes. The Notes were issued under the Indenture. The Notes mature on October 1, 2021. As of September 13, 2016, there was $230,000,000 aggregate principal amount of the Notes outstanding.

2.1. The Company’s Obligation to Repurchase the Notes. Pursuant to the terms of the Indenture and the Notes, the Company is obligated to repurchase all Notes validly tendered for repurchase and not withdrawn, at the option of each Holder, on the later of the Fundamental Change Repurchase Date and the time of the book-entry transfer or delivery of the Notes.

In connection with this obligation, and pursuant to Section 3.02(b) of the Indenture, the Company is required to provide written notice to each Holder not less than 10 days after the occurrence of a Fundamental Change of such Fundamental Change and the repurchase right arising as a result thereof. Pursuant to Section 3.02 of the Indenture, Holders must exercise their repurchase right on or prior to the close of business on the date prior to the Fundamental Change Repurchase Date. Accordingly, this Fundamental Change Notice constitutes such notice, the Company will accept Notes for repurchase at any time at or prior to the Expiration Time of 5:00 p.m., New York City time, on October 11, 2016, at which time the Offer will expire, and the Company will pay the Fundamental Change Repurchase Price on the later of October 12, 2016 and the time of book-entry transfer or delivery of the Notes.

The obligation of the Company to repurchase Notes that are validly tendered and not withdrawn pursuant to the Offer is subject to no conditions other than the timely and proper delivery and tender of Notes in accordance with the terms of the Offer and that the Offer must comply with applicable law. The Offer is not conditioned on the Company’s ability to obtain sufficient financing to repurchase Notes validly tendered and not withdrawn pursuant to the Offer.

2.2. Fundamental Change Repurchase Price. Pursuant to the terms of the Indenture and the Notes, the Company will, on the later of the Fundamental Change Repurchase Date and the time of the book-entry transfer or delivery of the Notes, pay the aggregate and the Fundamental Change Repurchase Price, which will be equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date. The amount of interest accrued and unpaid per $1,000 principal amount of Notes to, but excluding, the Fundamental Change Repurchase Date is expected to be approximately $0.61. Accordingly, you will receive approximately $1,000.61 per $1,000 principal amount of Notes validly tendered pursuant to the Offer.

The Fundamental Change Repurchase Price will be paid in cash with respect to any and all Notes that are validly tendered for repurchase and not validly withdrawn at or prior to the Expiration Time. Notes tendered for repurchase will be accepted only in principal amounts equal to $1,000 or an integral multiple of $1,000 thereof. Prior to 10:00 a.m., New York City time, on the Fundamental Change Repurchase Date, the Company shall deposit with the Paying Agent an amount of cash (in immediately available funds), sufficient to pay the aggregate Fundamental Change Repurchase Price of all the Notes or portions thereof that are to be repurchased as of the Fundamental Change Repurchase Date, after which the Paying Agent will cause the cash to be distributed to each record Holder who has validly tendered its Notes and not validly withdrawn such Notes at or prior to the Expiration Time. As applicable for Notes held in global form, DTC will thereafter distribute the cash to its participants in accordance with its procedures. Under no circumstances will any additional amount be paid by the Company or the Paying Agent by reason of any delay in making such payment.

The Fundamental Change Repurchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes. Thus, the Fundamental Change Repurchase Price may be significantly higher or lower than the market price of the Notes on the Fundamental Change Repurchase Date.

None of the Company, any of its affiliates, officers, directors, employees or agents, the Trustee, the Paying Agent or the Conversion Agent makes any representation or recommendation as to whether Holders should tender or refrain from tendering Notes for repurchase pursuant to the Offer. Each Holder should consult its legal, financial and tax advisors and make its own decision as to whether to tender Notes for repurchase and, if so, the principal amount of Notes to tender.

2.3. Conversion Rights of the Notes. Holders that do not tender their Notes for repurchase pursuant to the Offer will maintain the right to convert their Notes into units of Reference Property, subject to the Company’s right to elect to settle such conversion in cash, units of Reference Property or any combination of the foregoing pursuant to Article 10 of the Indenture. Any Notes which are tendered pursuant to the Offer may be converted in accordance with the terms of the Indenture and the Notes only if such tender has been validly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date, as described in Section 4 below.

The Notes are convertible at any time prior to the close of business on the Fundamental Change Repurchase Date.

The Conversion Rate for the Notes is 56.1073 units of Reference Property, corresponding to 21.6181 shares of Parent common stock and $154.30 per $1,000 principal amount of Notes shares per $1,000 principal amount of Notes (which represents a conversion price of approximately $17.82 per share), subject to the Company’s right to elect to settle such conversion in cash, units of Reference Property or any combination of the foregoing pursuant to Article 10 of the Indenture.

Because all Notes are held of record by DTC, in order to convert Notes into units of Reference Property, a Holder must (i) cause to be completed the appropriate instruction form for exchange pursuant to DTC’s book-entry exchange program, (ii) furnish any required endorsements and transfer documents, (iii) pay transfer taxes if required pursuant to the Indenture, and (iv) inform the Conversion Agent of the conversion in accordance with customary practice of DTC. If you wish to convert your Notes, you should not surrender your Notes pursuant to the Repurchase Right.

The right to participate in the Offer is a separate right from the right to convert the Notes. If you have previously converted your Notes, you may not tender your converted Notes in the Offer. If you do not tender your Notes into the Offer, your conversion rights under the Indenture will not be affected.

Wells Fargo Bank, National Association is acting as Trustee, Paying Agent and Conversion Agent for the Notes. For more information regarding the conversion rights with respect to the Notes, or any of the other terms and conditions of the Notes, please refer to the Indenture.

Examples of Your Consideration Alternatives

YOU ARE UNDER NO OBLIGATION TO EITHER (I) SURRENDER YOUR NOTES FOR REPURCHASE PURSUANT TO THE REPURCHASE RIGHT OR (II) CONVERT YOUR NOTES. YOU MAY DECIDE TO TAKE NO ACTION AND RETAIN YOUR NOTES.

Assuming you hold a Note in the principal amount of $1,000.00, you may choose to:

•	Surrender the Note for Cash: If you exercise the Repurchase Right prior to the Expiration Date, you will receive $1,000.00 in cash plus accrued but unpaid interest to, but excluding, the Fundamental Change Repurchase Date. Assuming the Fundamental Change Repurchase Date is October 12, 2016, the Fundamental Change Repurchase Price will be $1,000.61.

•	Convert the Note at the Conversion Rate: If you exercise your conversion right, you will receive 56.1073 units of Reference Property, corresponding to 21.6181 shares of Parent common stock and $154.30, per $1,000 principal amount of Notes, subject to the Company’s right to elect to settle such conversion in cash, units of Reference Property or any combination of the foregoing pursuant to Article 10 of the Indenture. On September 13, 2016, Parent common stock closed at $21.79 per share, as reported on the Nasdaq Stock Market. Accordingly, on that date the estimated value of the Reference Property that you would receive in exchange for $1,000 principal amount of your Note upon conversion would have been $625.36.

•	Retain the Note: You may choose to continue holding your Note or otherwise transfer or exchange it in the ordinary course. You will retain the right to receive interest payments on the Notes pursuant to the terms of the Indenture and the Note. The Notes mature on October 1, 2021.

THE CURRENT MARKET VALUE OF THE NOTES IS LESS THAN THE FUNDAMENTAL CHANGE REPURCHASE PRICE WE ARE OFFERING PURSUANT TO THE REPURCHASE RIGHT.

2.4. Market for the Notes and the Parent’s Common Stock. There is no established reporting system or trading market for trading in the Notes. However, the Company believes the Notes are currently traded over the counter. The Company believes that there is no practical way to determine the trading history of the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the market price for Parent common stock, the Parent’s operating results (including the Company’s operating results) and the market for similar securities. The Company cannot assure you that a market will exist for the Notes following the Offer.

As described in Section 2.3 above, the Notes are convertible at any time prior to the close of business on the Fundamental Change Repurchase Date. In addition, the Notes will be convertible on or after July 1, 2021 and under certain circumstances prior to the close of business on the Business Day immediately preceding July 1, 2021, at the election of the Company, into cash, units of Reference Property or any combination of the foregoing pursuant to Article 10 of the Indenture. Reference Property includes shares of Parent common stock. The Parent common stock is listed on The NASDAQ Global Select Market (“NASDAQ”) under the symbol “TIVO” and trading in the Parent common stock commenced on September 8, 2016. Upon completion of the Rovi Merger, each share of Rovi’s common stock, par value $0.001 per share (“Rovi common stock”), became one share of Parent common stock. As a result, we have provided high and low intraday sales prices for the fiscal quarters indicated for Rovi common stock, which, prior to the Rovi Merger, was listed on The NASDAQ Global Select Market under the symbol “ROVI”, as reported on NASDAQ:

Rovi Corporation

	Stock Price
Fiscal Period	High	Low
2013
1st Quarter	$21.62	$15.62
2nd Quarter	$26.55	$20.00
3rd Quarter	$23.75	$17.30
4th Quarter	$20.06	$16.00
2014
1st Quarter	$25.34	$19.56
2nd Quarter	$25.09	$19.50
3rd Quarter	$25.12	$19.55
4th Quarter	$23.38	$17.52
2015
1st Quarter	$26.44	$18.06
2nd Quarter	$19.90	$15.57
3rd Quarter	$17.54	$9.21
4th Quarter	$18.18	$8.01
2016
1st Quarter	$23.70	$16.25
2nd Quarter	$19.61	$15.06
3rd Quarter (through September 13, 2016)	$23.40	$15.41

The closing price of Parent common stock on September 13, 2016, was $21.79 per share. As of September 12, 2016, there were approximately 123.7 million shares of Parent common stock outstanding. We urge you to obtain current market information for the Notes, to the extent available, and the Company’s common stock before making any decision to surrender your Notes pursuant to the Offer.

2.5. Redemption. The Notes will not be redeemable prior to the Maturity Date.

2.6. Ranking. The Notes are the Company’s senior general unsecured obligations and rank equally in right of payment with any future senior unsecured indebtedness of the Company and senior in right of payment to any future indebtedness of the Company that is expressly made subordinate to the securities by the terms of such indebtedness.

2.7. Maturity and Interest. The Notes mature on October 1, 2021 and bear interest at an annual rate of 2%, payable semiannually in arrears on April 1 and October 1 of each year.

3. Procedures to Be Followed by Holders Electing to Tender Notes for Repurchase. Holders will not be entitled to receive the Fundamental Change Repurchase Price for their Notes unless they validly tender the Notes at or prior to the Expiration Time and do not thereafter withdraw the Notes at or before the Expiration Time. Holders may tender some or all of their Notes; provided, however, that any Notes tendered must be in a principal amount of $1,000 or an integral multiple of $1,000 thereof. All questions as to the validity, eligibility (including time of receipt) and acceptance of any Notes for repurchase shall be determined by the Company, whose determination shall be final and binding absent manifest error.

If you do not validly tender your Notes at or before the Expiration Time, your Notes will remain outstanding subject to the existing terms of the Indenture and the Notes.

3.1. Method and Timing of Delivery. As of the date of this Fundamental Change Notice, there are no certificated Notes. Accordingly, unless physical certificates are issued after the date hereof, all Notes tendered for repurchase hereunder must be delivered in accordance with ATOP, subject to the terms of that system. Delivery of the Notes via ATOP will satisfy the Holders’ requirement for delivery of a Repurchase Notice as defined and described in the Indenture. Delivery of any Notes, including delivery and acceptance through ATOP, is at the election and risk of the Holder surrendering the Notes.

You will not be entitled to receive the Fundamental Change Repurchase Price for your Notes unless you validly tender and do not thereafter withdraw your Notes at or before the Expiration Time, which is 5:00 p.m., New York City time, on October 11, 2016. Only registered Holders are authorized to tender their Notes for repurchase. You may tender all of your Notes, a portion of your Notes or none of your Notes for repurchase. If you wish to tender a portion of your Notes for repurchase, however, you must tender your Notes in a principal amount of $1,000 or an integral multiple of $1,000 thereof.

In the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee following the date hereof, then any such Holder of the Notes must complete and sign a Repurchase Notice in the form attached hereto as Annex I, have the signature thereon guaranteed and deliver such manually signed Repurchase Election Notice, together with the certificates evidencing the Notes being tendered and all necessary endorsements, to the Paying Agent before the Expiration Time.

3.2. Delivery of Notes.

Notes Held Through a Custodian. A Holder whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact the nominee if the Holder desires to tender its Notes and instruct the nominee to tender the Holder’s Notes for repurchase on the Holder’s behalf through the transmittal procedures of DTC as set forth below in “Notes in Global Form” on or before the Expiration Time. The Company will, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their customers who are beneficial owners of the Notes held by them as a nominee or in a fiduciary capacity.

Notes in Global Form. A Holder who is a DTC participant must tender to the Company its beneficial interest in the Notes by:

•	delivering to the Paying Agent’s account at DTC through DTC’s book-entry system its beneficial interest in the Notes at or prior to the Expiration Time; and

•	electronically transmitting its acceptance through ATOP by causing DTC to transfer Notes to the Paying Agent in accordance with the terms and procedures of that system, at or prior to the Expiration Time.

In accordance with ATOP procedures, DTC will then send an agent’s message to the Paying Agent. In tendering through ATOP, the electronic instructions sent to DTC by the Holder (whether tendered through a nominee or directly by a Holder who is a DTC participant), and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and such Holder, receipt by such Holder of and agreement to be bound by the terms of the Offer, including those set forth below under “— Agreement to be Bound by the Terms of the Offer.” You bear the risk of untimely tender of your Notes. Holders desiring to tender their Notes on the Expiration Date should note that they must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on the Expiration Date.

Notes in Certificated Form. To receive the Fundamental Change Repurchase Price, Holders whose Notes are held in certificated form must properly complete and execute the Repurchase Election Notice and deliver such notice to the Paying Agent, together with any other required documents, and deliver the certificates representing the Notes to be tendered for repurchase to the Corporate Trust Office of the Trustee or the Paying Agent, at or prior to the Expiration Time. The Repurchase Notice requires you to state (among other things):

•	the certificate number of the Notes being delivered for repurchase;

•	the portion of the principal amount of the Notes which will be delivered to be repurchased, which must be $1,000 or an integral multiple of $1,000 thereof; and

•	that such Notes are to be repurchased by the Company pursuant to the applicable provisions of the Notes and the Indenture.

ALL NOTES TENDERED HEREUNDER MUST BE DELIVERED IN ACCORDANCE WITH THE TRANSMITTAL PROCEDURES OF THE DTC OR BY DELIVERY OF THE NOTES TO THE CORPORATE TRUST OFFICE OF THE TRUSTEE OR THE PAYING AGENT NO LATER THAN THE EXPIRATION TIME.

3.3. Agreement to be Bound by the Terms of the Offer. By tendering its Notes through one of the procedures set forth above, a Holder acknowledges and agrees as follows:

•	such Notes shall be repurchased as of the Fundamental Change Repurchase Date pursuant to the terms and conditions set forth in this Fundamental Change Notice;

•	such Holder agrees to all of the terms of this Fundamental Change Notice;

•	such Holder has received this Fundamental Change Notice as required pursuant to the Indenture and acknowledges that this Fundamental Change Notice provides the notices required pursuant to the Indenture;

•	upon the terms and subject to the conditions set forth in this Fundamental Change Notice, the Indenture and the Notes, and effective upon the acceptance for payment thereof, such Holder (a) irrevocably sells, assigns, and transfers to the Company, all right, title, and interest in and to all the Notes tendered, (b) releases and discharges the Company and its directors, officers, employees, affiliates and agents from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of the Notes, and (c) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (i) deliver certificates representing such Notes, or transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (ii) present such Notes for transfer on the relevant security register, and (iii) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Fundamental Change Repurchase Price of any tendered Notes that are repurchased by the Company), all in accordance with the terms set forth in this Fundamental Change Notice;

•	such Holder represents and warrants that such Holder (a) owns the Notes tendered and is entitled to tender such Notes and (b) has full power and authority to tender, sell, assign, and transfer the Notes tendered and that when such Notes are accepted for repurchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges, and encumbrances and not subject to any adverse claim or right;

•	such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Trustee, the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes tendered;

•	such Holder understands that all Notes validly tendered and not withdrawn at or prior to the Expiration Time will be repurchased at the Fundamental Change Repurchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Notes and this Fundamental Change Notice, as amended and supplemented from time to time;

•	payment for Notes repurchased pursuant to this Fundamental Change Notice will be made by deposit of the aggregate Fundamental Change Repurchase Price for such Notes with the Paying Agent, which will act as agent for tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders. Under no circumstances will any additional amount be paid by the Company or the Paying Agent by reason of any delay in making such payment.

•	tenders of Notes may be withdrawn in accordance with the procedures set forth in this Fundamental Change Notice at any time at or prior to the Expiration Time;

•	all authority conferred or agreed to be conferred pursuant to the terms of the Offer hereby shall survive the death or incapacity of the undersigned and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•	the delivery and tender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidence of authority and any other required documents in form satisfactory to the Company; and

•	all questions as to the validity, form, eligibility (including time of receipt), and acceptance for payment of any tender of Notes pursuant to the procedures described in this Fundamental Change Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole direction, which determination shall be final and binding on all parties.

4. Right of Withdrawal. Notes tendered for repurchase may be validly withdrawn in whole or in part at any time at or prior to the Expiration Time. To validly withdraw Notes previously tendered in the Offer, you must either (a) if your Notes are certificated, deliver an executed written notice of withdrawal substantially in the form attached hereto as Annex II to the Paying Agent no later than the Expiration Time, by means of a letter or telegram, telex or facsimile transmission (receipt of which is confirmed and promptly followed by a letter) or (b) if your Notes are not certificated and held in book-entry format through DTC, deliver the notice of withdrawal through the procedures of DTC no later than the Expiration Time.

•	Holders who are DTC participants must deliver a valid withdrawal request through ATOP at or before the Expiration Time. The withdrawal notice must:

•	specify the DTC Voluntary Offer Instruction Number, the name of the participant for whose account such Notes were tendered and such participant’s account number at DTC to be credited with the withdrawn Notes;

•	contain a description of the Notes to be withdrawn (including the principal amount, in integral multiples of $1,000, to be withdrawn); and

•	be submitted through ATOP by such participant under the same name as the participant’s name is listed in the original tender, or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes.

•	Holders who are not DTC participants and whose Notes are held in the name of a broker, dealer, commercial bank, trust company or other nominee must contact the nominee and instruct the nominee to withdraw the Notes on the Holder’s behalf through ATOP, subject to the terms and procedures of that system, at or prior to the Expiration Time, as set forth above.

•	Holders of Notes in certificated form must deliver to the Paying Agent written notice, substantially in the form enclosed herewith, specifying:

•	the principal amount, in integral multiples of $1,000, of the Notes with respect to which such notice of withdrawal is being submitted;

•	the certificate number of the Notes in respect of which such notice of withdrawal is being submitted; and

•	the principal amount, if any, of such Notes that remains subject to the original Repurchase Election Notice and which has been or will be delivered for repurchase by the Company, which portion must be in integral multiples of $1,000.

The signature on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Notes have been tendered for repurchase for the account of an Eligible Institution. Any properly withdrawn Notes will be deemed not validly tendered for purposes of the Offer.

The Company will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

You may not rescind a withdrawal of tendered Notes. However, you may retender your Notes by following the proper tender procedures.

YOU BEAR THE RISK OF UNTIMELY WITHDRAWAL OF YOUR NOTES. YOU MUST ALLOW SUFFICIENT TIME FOR COMPLETION OF THE NECESSARY DTC PROCEDURES BEFORE THE EXPIRATION TIME.

HOLDERS WHO WITHDRAW THROUGH ATOP NEED NOT SUBMIT A PHYSICAL NOTICE OF WITHDRAWAL TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE WITHDRAWAL PROCEDURES OF DTC.

5. Payment for Tendered Notes. The Company will accept for payment all validly tendered Notes promptly upon expiration of the Offer at the Expiration Time. Prior to 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date, the Company shall deposit with the Paying Agent an amount of cash (in immediately available funds), sufficient to pay the aggregate Repurchase Price of all the Notes or portions thereof that are to be repurchased as of the Fundamental Change Repurchase Date, after which the Paying Agent will cause the cash to be distributed to each record Holder who has validly tendered its Notes and not validly withdrawn such delivery at or prior to the Expiration Time. As applicable for Notes held in global form, DTC will thereafter distribute the cash to its participants in accordance with its procedures. Under no circumstances will any additional amount be paid by the Company or the Paying Agent by reason of any delay in making such payment.

6. Notes Acquired. Any Notes repurchased by the Company pursuant to the Offer will be cancelled by the Trustee, pursuant to the terms of the Indenture.

7. Interests of Directors, Executive Officers and Affiliates of the Company in the Notes. Except as otherwise disclosed below, to the knowledge of the Company:

•	neither the Company nor any executive officer, director, affiliate or subsidiary of the Company has any beneficial interest in the Notes;

•	the Company will not repurchase any Notes from such persons; and

•	during the 60 days preceding the date of this Fundamental Change Notice, neither the Company nor any executive officer, director, subsidiary of affiliate of the Company has engaged in any transactions in the Notes.

A list of the Company’s executive officers and directors is attached hereto as Schedule A. Certain of the Company’s directors and executive officers are participants in ordinary course equity compensation plans and arrangements involving the Company’s common stock, as disclosed by the Company prior to the date of this Fundamental Change Notice. Except as described in the previous sentence, neither the Company nor, to the knowledge of the Company, any of the Company’s executive officers or directors, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Offer or with respect to any of the Company’s securities, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of the Company’s securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

8. Purchases of Notes by the Company and Its Affiliates. Effective on the date of this Fundamental Change Notice, the Company and its affiliates, including their executive officers and directors, are prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes) other than through the Offer until at least the 10th business day after the Expiration Time or through the payment of conversion value for Notes converted pursuant to the conversion right of such Notes, if any.

9. Source and Amount of Funds. The total amount of funds the Company needs to repurchase all of the Notes pursuant to the Offer and to pay related fees and expenses is estimated to be approximately $230.28 million (assuming 100% of the outstanding principal amount of Notes are tendered and accepted for payment). The Company expects to fund the Offer with available cash.

10. Legal Matters; Regulatory Approvals. The Company is not aware of any license or regulatory permit that is material to its business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition of the Notes as described in this Fundamental Change Notice. Should any approval or other action be required, the Company presently intends to seek the approval or take the action. However, you cannot be assured that the Company would be able to obtain any required approval or take any other required action.

11. Conditions of the Offer. There are no conditions to the Offer except (a) the timely and proper delivery and tender of Notes in accordance with the terms of the Offer, and (b) the Offer must comply with applicable law. The Offer is not conditioned on the Company’s ability to obtain sufficient financing to repurchase Notes validly tendered and not withdrawn pursuant to the Offer.

12. Plans or Proposals of the Company. Following the consummation of the Merger, all of the outstanding shares of Company common stock are owned by Parent. In addition, the Company common stock ceased trading on The Nasdaq Stock Market LLC following the consummation of the Merger, and the Company currently intends to file, on or around September 19, 2016, a Form 15 with the Securities and Exchange Commission to terminate the registration of the Company common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and suspend its reporting obligations under Sections 13 and 15(d) of the Exchange Act. The Company expects the termination of registration to become effective on or around September 19, 2016. As disclosed by the Company in its Current Report on Form 8-K filed on September 8, 2016, in connection with the consummation of the Merger, the former members of the Company’s board of directors were replaced with the individuals listed on Schedule A to this Fundamental Change Notice.

Except as disclosed in this Fundamental Change Notice, none of the Company or Parent, or any of their respective directors or executive officers, currently have any plans, proposals or negotiations that relate to or would result in any of the events described in Item 1006(c) of Regulation M-A issued under the Exchange Act.

13. Material United States Tax Considerations.

The following is a summary of certain material United States federal income tax considerations of the repurchase of Notes pursuant to the Offer. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable regulations, administrative rulings and judicial decisions in effect as of the date hereof, any of which may subsequently be changed, possibly retroactively, so as to result in United States federal income tax consequences different from those discussed below. Except where noted, this summary deals only with a Note held as a capital asset by a beneficial owner. This summary does not address all aspects of United States federal income taxes and does not deal with all tax consequences that may be relevant to Holders in light of their personal circumstances or particular situations, such as:

•	tax consequences to Holders who may be subject to special tax treatment, including dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies or traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	tax consequences to Holders holding Notes as part of a hedging, integrated or conversion transaction or a straddle or Holders who are deemed to sell Notes under the constructive sale provisions of the Code;

•	tax consequences to U.S. Holders (as defined below) of Notes whose “functional currency” is not the United States dollar;

•	tax consequences to investors in pass-through entities;

•	alternative minimum tax consequences, if any;

•	Medicare contribution tax consequences, if any;

•	any state, local or foreign tax consequences; and

•	estate or gift tax consequences, if any.

If a partnership holds Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the Notes, you should consult your tax advisors.

If you are considering the sale of Notes pursuant to the Offer, you should consult your tax advisors concerning the United States federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is, for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust, if it (a) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

A “non-U.S. Holder” is a beneficial owner (other than a partnership, or any entity treated as a partnership for United States federal income tax purposes) of a Note that is not a U.S. Holder. Special rules, not discussed herein, may apply to certain non-U.S. Holders such as “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid federal income tax or, in certain circumstances, individuals who are U.S. expatriates. Non-U.S. Holders should consult their tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them of the sale of their Notes pursuant to the Offer.

U.S. Holders.

Repurchase of Notes. A U.S. Holder will generally recognize gain or loss upon the sale of a Note pursuant to the Offer equal to the difference between the amount realized upon the sale (other than amounts attributable to accrued interest that the U.S. Holder has not previously included in income, which will be taxed as ordinary interest income) and such U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note will generally be equal to the amount that the U.S. Holder paid for the Note, increased by any interest income or market discount previously included in income by the U.S. Holder through such date and decreased by the amount of any payments made on the Note to the U.S. Holder and by bond premium which the Holder has previously amortized through such date. Subject to the market discount rules described below, a U.S. Holder’s gain or loss will be capital gain or loss and will be long-term capital gain or loss if the Note has been held for more than a year.

A U.S. Holder who acquired a Note at a market discount generally will be required to treat any gain recognized upon the repurchase of that Note pursuant to the Offer as ordinary income rather than capital gain to the extent of the accrued market discount, unless the Holder elected to include market discount in income as it accrued. Subject to a de minimis exception, market discount generally equals the excess of the adjusted issue price of a security at the time the Holder acquired it over the Holder’s initial tax basis in the security. The adjusted issue price of a security at the time of acquisition equals the sum of the issue price of the security and the aggregate amount of original issue discount includible in gross income by all prior holders of the security.

Any loss recognized upon repurchase of a Note will be treated as ordinary loss to the extent of the excess of previous interest inclusions and, thereafter, as capital loss (which will be long-term if the Note has been held for more than one year). The deductibility of capital loss is subject to limitations. Under Treasury regulations intended to address so-called tax shelters and other tax-motivated transactions, a U.S. Holder that recognizes a loss that meets certain thresholds upon the repurchase of a Note may have to comply with certain disclosure requirements and is urged to consult its tax advisor.

Information reporting and backup withholding. Information reporting requirements generally will apply to the proceeds from the repurchase of a Note received by a U.S. Holder pursuant to the Offer unless the U.S. Holder is an exempt recipient (e.g., a corporation). Backup withholding will apply to the proceeds if the U.S. Holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. Holder is notified by the Internal Revenue Service (the “IRS”) that it has failed to report in full payments of interest income. Eligible U.S. Holders that do not otherwise properly establish an exemption from backup withholding should complete and submit an IRS Form W-9, certifying that such Holder is a U.S. person, the tax identification number provided is correct, and that such Holder is not subject to backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s United States federal income tax liability provided the required information is furnished timely to the IRS.

Non-U.S. Holders.

Repurchase of Notes. Any gain realized on the repurchase of a Note pursuant to the Offer will be exempt from United States income and withholding tax, provided that: (a) such non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (b) such non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership, (c) such non-U.S. Holder is not a bank receiving certain types of interest, (d) the beneficial owner of the notes certifies, under penalties of perjury, on IRS Form W-8BEN (or appropriate substitute form) that it is not a United States person and provides its name, address and certain other required information or certain other certification requirements are satisfied, (e) such payments and gain are not effectively connected with such non-U.S. Holder’s conduct of a trade or business in the United States, (f) the non-U.S. Holder is not an individual who is present in the United States for 183 days or more in a taxable year of disposition and certain other conditions are met, and (g) the Company has not been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the non-U.S. Holder’s holding period, whichever is shorter. The Company believes that it has not been, and does not anticipate becoming, a U.S. real property holding corporation prior to the repurchase of the Notes pursuant to the Offer.

If a non-U.S. Holder cannot satisfy the requirements described above, gain (which may be treated as interest to the extent of accrued but unrecognized market discount) will be subject to the 30% United States federal withholding tax, unless such non-U.S. Holder provides a properly executed (a) IRS Form W-8BEN (or appropriate substitute form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty, or (b) IRS Form W-8ECI (or appropriate substitute form) stating that interest paid or accrued on the Note is not subject to withholding tax because it is effectively connected with such non-U.S. Holder’s conduct of a trade or business in the United States. If a non-U.S. Holder’s gain from the repurchase of a Note is effectively connected with such Holder’s conduct of a United States trade or business, the non-U.S. Holder, although exempt from the withholding tax discussed in the previous sentence (provided that such non-U.S. Holder furnishes a properly executed IRS Form W-8ECI (or appropriate substitute form)), will generally be subject to regular United States federal income tax on such gain in the same amount as if it were a U.S. Holder. In addition, if such non-U.S. Holder is a foreign corporation, such Holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Information reporting and backup withholding. Information reporting will apply to each non-U.S. Holder with respect to gain (which is treated as interest under Treasury regulations applicable to the Notes) recognized on the repurchase of a Note, regardless of whether withholding was required and any tax was withheld with respect to such gain. A non-U.S. Holder generally will not be subject to backup withholding with respect to the repurchase proceeds, provided that the payor does not have reason to know that such Holder is a U.S. person and the Holder has furnished to the payor a valid IRS Form W-8BEN (or successor form) certifying, under penalties of perjury, its status as a non-U.S. person, or the Holder otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. Holder’s United States federal income tax liability provided the required information is furnished timely to the IRS.

All descriptions of tax considerations are for the Holders’ guidance only and are not tax advice. The Company recommends that the Holders consult with their tax and financial advisors with respect to the tax consequences of tendering any Note for repurchase, including the applicability and effect of state, local and foreign tax laws, before tendering their Note for repurchase.

Notwithstanding the foregoing, pursuant to Sections 1471 through 1474 of the Code, as modified by United States treasury regulations, guidance from the IRS and intergovernmental agreements and subject to further guidance (collectively, “FATCA”), U.S. federal withholding tax at the rate of 30% may apply to any portion of the repurchase payment that is treated as interest and that is paid to a “foreign financial institution” or a “non-financial foreign entity” (each as specifically defined in FATCA) unless they satisfy certain due diligence and information reporting requirements or are otherwise exempt from FATCA. An intergovernmental agreement between the United States and the non-U.S. holder’s jurisdiction may modify these requirements.

14. Additional Information. The Company currently intends to file, on or around September 19, 2016, a Form 15 with the Securities and Exchange Commission to terminate the registration of the Company common stock under the Exchange Act and suspend its reporting obligations under Sections 13 and 15(d) of the Exchange Act. The Company expects the termination of registration to become effective on or around September 19, 2016.

In accordance with its obligations under the Exchange Act, the Company has filed annual, quarterly and current reports and proxy statements and other information with the SEC. These reports and other information can be inspected and copied at the Public Reference Section of the SEC located at 100 F Street, N.E., Washington, D.C., 20549. Copies of these materials can be obtained from the Public Reference Section of the SEC at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities and their copy charges. These materials also may be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Repurchase Right. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

We recommend that you review the Schedule TO, including exhibits, and the following materials that we, the Parent and Rovi have filed with the SEC before making a decision in respect of this Fundamental Change Notice and the Notes:

•	The Parent’s Current Report on Form 8-K filed on September 8, 2016;

•	The Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2016, as filed on March 23, 2016;

•	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2016, as filed on May 31, 2016;

•	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2016, as filed on August 29, 2016;

•	The Company’s Definitive Proxy Statement on Schedule 14A, filed on May 27, 2016;

•	The Company’s Current Reports on Form 8-K, filed on March 30, 2016; April 29, 2016; the second Form 8-K filed April 29, 2016; May 4, 2016; May 31, 2016; July 11, 2016; July 13, 2016; July 20, 2016; August 11, 2016; August 17, 2016; August 23, 2016 and September 8, 2016;

•	The Indenture, dated as of September 22, 2014, by and between the Company and Wells Fargo Bank, National Association, as trustee. Incorporated by reference to Exhibit 4.1 to TiVo Solutions Inc.’s Current Report on Form 8-K filed September 23, 2014 (Commission File No. 000-27141);

•	Rovi’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed on February 11, 2016;

•	Rovi’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016, as filed on April 29, 2016;

•	Rovi’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2016, as filed on August 3, 2016;

•	Rovi’s Definitive Proxy Statement on Schedule 14A, filed on March 11, 2016; and

•	Rovi’s Current Reports on Form 8-K, filed on February 11, 2016; February 12, 2016; March 31, 2016; April 27, 2016; April 29, 2016; May 4, 2016; July 11, 2016; July 21, 2016; July 28, 2016; August 22, 2016; August 31, 2016; September 2, 2016 and September 8, 2016.

We also recommend you review all documents filed with (but not furnished to) the SEC by the Company, Rovi or Parent pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Fundamental Change Notice and prior to 5:00 p.m., New York City time, on the Expiration Date.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

Notwithstanding the foregoing, the Schedule TO to which this Fundamental Change Notice relates does not permit “incorporation by reference.” Accordingly, if a material change occurs in the information set forth in this Fundamental Change Notice, we will amend the Schedule TO accordingly.

In addition, you may request a copy of these filings, at no cost, by writing or telephoning the Company at the following address:

TiVo Solutions Inc.

2160 Gold Street

San Jose, California 95002

Tel.: (408) 519-9100

Attention: Wesley Gutierrez, Treasurer

Exhibits to the filings will not be sent, however, unless those exhibits have been specifically incorporated by reference in this document.

15. No Solicitations. The Company has not employed any persons to make solicitations or recommendations in connection with the Offer.

16. Definitions. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture and the Notes.

17. Conflicts. In the event of any conflict between this Fundamental Change Notice on the one hand and the terms of the Indenture or the Notes or any applicable laws on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

NONE OF THE COMPANY, ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS, THE TRUSTEE OR THE PAYING AGENT MAKES ANY REPRESENTATION OR RECOMMENDATION AS TO WHETHER HOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING NOTES FOR REPURCHASE PURSUANT TO THE OFFER. EACH HOLDER SHOULD CONSULT ITS LEGAL, FINANCIAL AND TAX ADVISORS AND MAKE ITS OWN DECISION AS TO WHETHER TO TENDER NOTES FOR REPURCHASE AND, IF SO, THE PRINCIPAL AMOUNT OF NOTES TO TENDER.

September 13, 2016	TIVO SOLUTIONS INC.

SCHEDULE A

INFORMATION ABOUT THE DIRECTORS AND

EXECUTIVE OFFICERS OF TIVO SOLUTIONS INC.

The name and position of each of the directors and executive officers of the Company are set forth below. The business address of each such director and executive officer is TiVo Solutions Inc. 2160 Gold Street, San Jose, California 95002. All directors and officers listed below are citizens of the United States.

Name	Position

Thomas Carson	Chief Executive Officer and President and Director

Wesley Gutierrez	Treasurer

Pamela Sergeeff	General Counsel and Secretary and Director

Laurence Denny	Assistant Secretary

ANNEX I

FORM OF REPURCHASE NOTICE

                    , 2016

Re:	TiVo Solutions Inc. (f/k/a TiVo Inc.) (the “Company”)
2% Convertible Senior Notes due 2021

Certificate No. of Security:

If you want to elect to have this Security purchased by the Company pursuant to Section 3.02 of the Indenture, check the box: ☐

If you want to elect to have only part of this Security purchased by the Company pursuant to Section 3.02 of the Indenture, state the principal amount to be so purchased by the Company:

$
(in integral multiple of $1,000)

Date:	Signature(s):

(Sign exactly as your name(s) appear(s) on this Security)

Signature(s) guaranteed by:

(All signatures must be guaranteed by a guarantor institution participating in the Securities Transfer Agents Medallion Program or in such other guarantee program acceptable to the Trustee)

ANNEX II

FORM OF REPURCHASE ELECTION NOTICE WITHDRAWAL

                    , 2016

Re:	TiVo Solutions Inc. (f/k/a TiVo Inc.) (the “Company”)
2% Convertible Senior Notes due 2021

I intend to withdraw the following aggregate principal amount of Securities for repurchase by the Company pursuant to Section 3.02 of the Indenture (in multiples of $1,000):

$

The aggregate principal amount of Securities that remains subject to the original Repurchase Election Notice (in multiples of $1,000):

$

Check this box if such Securities are Physical Securities: ☐

Certificate No(s). of withdrawn Securities:

Date:	Signature(s):

(Sign exactly as your name(s) appear(s) on this Security)

Signature(s) guaranteed by:

(All signatures must be guaranteed by a guarantor institution participating in the Securities Transfer Agents Medallion Program or in such other guarantee program acceptable to the Trustee)